Exhibit 99.1

FOR IMMEDIATE RELEASE

June 29, 2005

For Additional Information:

A. William Stein	Amy Cozamanis	Timothy Grace
Chief Financial Officer and	Investor/Analyst Information	Media Information
Chief Investment Officer	Financial Relations Board	Financial Relations Board
Digital Realty Trust, Inc.	(310) 854-8314	(312) 640-6667
(415) 738-6500

DIGITAL REALTY TRUST, INC. CLOSES DATA CENTER ACQUISITIONS

Growing Portfolio of Mission Critical Facilities

Now Totals 8.0 Million Square Feet Across 33 Properties

San Francisco, Calif. (June 29, 2005) – Digital Realty Trust (NYSE: DLR) today announced that it has completed the acquisition of five data centers and one office building totaling approximately 642,000 net rentable square feet for $109.0 million at an expected combined initial year unleveraged cash cap rate of approximately 10.8%. Since its October 2004 initial public offering, Digital Realty Trust has increased the number of properties it owns by almost 44% and its net rentable square footage by almost 43%. The Company’s portfolio now spans 8.0 million net rentable square feet across 33 mission critical properties.

One of the five acquired data centers is located near Denver, Colorado and is 100% leased to Ameriquest Mortgage Company through February 2012. The property, which contains 82,000 square feet and is home to Ameriquest’s corporate data center operations, was purchased for approximately $16.4 million at an expected initial year unleveraged cash cap rate of 9.25%. The purchase was funded with borrowings under the Company’s existing credit facility.

The remaining four acquired data centers, and the acquired office building, are located in Santa Clara, California and El Segundo, California and are 100% leased to Savvis, Inc. through February 2019. The portfolio of properties, which contains 560,000 net rentable square feet and is home to a broad range of end users including the country’s top four Internet Enterprise companies, bulge bracket financial service firms and the IT departments of several Fortune 1000 companies, was purchased for $92.5 million at an expected initial year unleveraged cash cap rate of approximately 11%. The purchase was funded with borrowings made under the Company’s existing credit facility.

- more -

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Closes Data Center Acquisitions

June 29, 2005

“These assets provide us with a fantastic opportunity to continue delivering on our business strategy of providing mission critical, highly improved space to the country’s leading businesses,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The six properties we acquired are fully leased for an average of 13 years, further strengthening our already solid lease roll-over profile.”

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. (NYSE: DLR) owns, acquires, repositions and manages technology-related real estate. The Company’s 33 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 8.0 million net rentable square feet, Digital Realty Trust’s property portfolio is located throughout the United States, with one property located in London, England. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following: adverse economic or real estate developments in our markets or the technology industry; general and local economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; our failure to maintain our status as a REIT; possible adverse changes to tax law; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance. We discussed a number of additional material risks in our annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very

- more -

Digital Realty Trust, Inc. Closes Data Center Acquisitions

June 29, 2005

competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # #